Exhibit 99.1

Contact:

Scott Solomon

Vice President

Sharon Merrill Associates, Inc.

Phone: (617) 542-5300

cyno@investorrelations.com

Cynosure Elects Brian M. Barefoot to Board of Directors

Former Babson College President and Financial Services Executive

Joins as Fourth Independent Director

Westford, Mass., June 8, 2011: Cynosure, Inc. (NASDAQ: CYNO), a leader in laser- and light-based treatments for minimally invasive and non-invasive aesthetic applications, today announced that former Babson College President Brian M. Barefoot has been elected to the Company’s board of directors.

Barefoot, 68, becomes the fourth independent director on Cynosure’s seven-member board, filling a vacancy. He will serve on the Company’s Audit and Corporate Governance committees.

Currently, Barefoot serves on the board of directors of Blue Cross Blue Shield of Massachusetts, where he is Chair of the Audit Committee and a member of the Finance and Business Performance Committee. In addition, he is a director of Array Health Solutions Inc., a health care technology and services company based in Seattle; and a senior advisor to Carl Marks & Co. LP, a New York-based middle market merchant bank.

“Brian brings to the Board an outstanding reputation as a financial executive and a business leader,” said Cynosure Chairman, President and CEO Michael Davin. “We believe that Brian’s corporate governance expertise, combined with his leadership skills and experience over more than three decades in financial services, enables him to provide valuable strategic insight as a member of our board.”

Barefoot served as Babson College president from 2001 to 2008, and as chairman of the board of trustees from 1996 to 2001. Under his leadership, Babson continued to strengthen the innovative programs for undergraduate students, MBA students and business professionals that have consistently earned the college #1 rankings for entrepreneurship. Upon Barefoot’s retirement from Babson, he was elected president emeritus.

A graduate of Babson, Barefoot joined the school’s governing board in 1985 and served in numerous capacities, including Chair of the Investment Committee, Chair of the Development and Alumni Relations Committee and Chair of the Executive Committee.

From 2001 to 2002, he served in various roles, including chairman, president and CEO, at NeoVision Hypersystems Inc., a provider of software solutions specializing in advanced visualization and decision support for the financial services industry. From 1994 to 2001, Barefoot served as executive vice president and director of Investment Banking at PaineWebber, Inc., as well as a member of its board of directors and president of its subsidiary, PaineWebber International. From 1967 to 1992, Barefoot held various senior management positions at Merrill Lynch & Co., retiring as senior vice president and managing director. In 1992, Barefoot founded Frontier Sports Development Corp. and served as president and CEO until the company’s sale in 1994.

About Cynosure, Inc.

Cynosure, Inc. develops and markets aesthetic treatment systems that are used by physicians and other practitioners to perform non-invasive and minimally invasive procedures to remove hair, treat vascular and pigmented lesions, rejuvenate the skin, liquefy and remove unwanted fat through laser lipolysis and reduce the appearance of cellulite. Cynosure’s products include a broad range of laser and other light-based energy sources, including Alexandrite, pulse dye, Nd:YAG and diode lasers, as well as intense pulsed light. Cynosure was founded in 1991. For corporate or product information, contact Cynosure at 800-886-2966, or visit www.cynosure.com.

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